INVESTOR CONTACTS:	MEDIA CONTACT:
Todd Fromer / Garth Russell	Barry Stagg
KCSA Strategic Communications	4Kids Entertainment
(212) 896-1215 / (212) 896-1250	646-822-4257
tfromer@kcsa.com / grussell@kcsa.com	bstagg@4kidsent.com

4Kids Entertainment Reports 2007 Fourth Quarter and Year End Results

---

NEW YORK, March 17, 2008 – 4Kids Entertainment, Inc. (NYSE: KDE), a global provider of children’s entertainment and merchandise licensing, today announced financial results for the fourth quarter and year ended December 31, 2007.

Net revenues in the fourth quarter of 2007 totaled $16.5 million from continuing operations as compared to $18.3 million for the same period in 2006. The Company’s net loss for the quarter ended December 31, 2007 was $(16.8) million, or $(1.26) per diluted share. The Company had a net loss of approximately $(2.3) million, or $(0.18) per diluted share, in the same period in 2006 (consisting of a loss from continuing operations for the fourth quarter of 2006 of $(2.5) million, or $(0.19) per diluted share, and income from discontinued operations of $0.2 million, or $0.01 per diluted share). The Company has reported the results of Summit Media, its media buying subsidiary, as a discontinued operation since its operation ceased in June 2006.

For the year ended December 31, 2007, net revenues totaled $55.6 million from continuing operations compared to $71.8 million for the same period in 2006. The Company’s net loss for the year ended December 31, 2007 was $(23.3) million, or $(1.77) per diluted share, as compared to a net loss for the year ended December 31, 2006 of $(1.0) million, or $(0.08) per diluted share (consisting of a loss from continuing operations of $(1.7) million, or $(0.13) per diluted share, and income from discontinued operations of $0.7 million, or $0.05 per diluted share). The diluted weighted average common shares outstanding for the year ended December 31, 2007 were 13,209,495 shares compared with 13,104,051 shares in 2006.

Alfred R. Kahn, Chairman and CEO of 4Kids Entertainment, stated: “Our 2007 results were negatively impacted when the Company recorded an $11.9 million reserve against its deferred tax assets in accordance with SFAS No. 109, Accounting for Income Taxes. The reserve increased the Company’s loss by $.90 per diluted share. In addition, in 2007, we incurred approximately $7.8 million in net losses attributable to start up costs for our Chaotic trading card and website subsidiaries, TC Digital Games LLC and TC Websites LLC, which added about another $.60 per diluted share to the Company’s loss.”

“The Company, however, did achieve a number of significant milestones in 2007 which I believe provide 4Kids with a solid foundation for the future,” continued Kahn. “We expanded our business beyond licensing by launching the Chaotic trading card game and companion website, www.chaoticgame.com. We expect Chaotic trading card revenues to contribute to the Company’s results in 2008 and beyond. In October 2007, we also entered into a five-year deal with The CW Television Network which will provide 4Kids with television distribution for its content through at least 2013.”

“I am also encouraged by the initial marketplace response to the Chaotic trading card game. Since the commercial launch nationwide to the comic and hobby channel on October 24, 2007, Chaotic has rolled out nationally to over 15,000 retail locations across North America, including Target, Toys"R"Us, Wal-Mart, GameStop, Kmart, f.y.e. and Suncoast. TC Digital has received reorders from many of these retailers as the trading card game, supported by a national advertising campaign, gains traction. The Chaotic website also continues to attract purchasers of the Chaotic trading card game who wish to upload the cards and play the game online. We are also seeing Chaotic ratings improve on 4Kids TV with Chaotic being the highest rated Saturday morning show for boys 6-11 on broadcast television in two of the last three weeks,” concluded Kahn.

About 4Kids Entertainment

With U.S. headquarters in New York City, regional offices for its trading card business in San Diego, California and international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children’s entertainment products.

Through its wholly owned subsidiaries, 4Kids produces animated television series and films, distributes 4Kids’ produced or licensed animated television series for the domestic and international television and home video markets, licenses merchandising rights worldwide to 4Kids’ owned or represented properties, and operates Web sites to support 4Kids’ owned or represented properties. Through its majority owned trading card company and website company, 4Kids produces and markets collectible trading card games. Additionally, the Company programs and sells the national advertising time in a four-hour “4KidsTV” block which airs on nearly 200 affiliated FOX television stations Saturday mornings. Beginning in September 2008, the Company will also program and sell the national advertising time in the five-hour Saturday morning block on The CW Television Network.

Additional information is available on the www.4kidsentertainment.com corporate web site and at the www.4kids.tv game station site.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company's properties and other factors could cause actual results to differ materially from the Company's expectations.

(Tables follow)

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2007 and 2006

(In thousands of dollars, except share data)

ASSETS:	2007	2006
Current assets:
Cash and cash equivalents	$24,872	$18,066
Investments	36,106	92,910
Total cash, cash equivalents and investments	60,978	110,976

Accounts receivable - net	21,403	27,944
Inventories	611	—
Prepaid income taxes	1,159	5,924
Prepaid expenses and other current assets	2,985	3,916
Current assets from discontinued operations	372	326
Deferred income taxes	—	707
Total current assets	87,508	149,793

Property and equipment - net	4,255	2,126
Long term investments	31,806	—
Accounts receivable - noncurrent, net	208	138
Investment in unconsolidated affiliate	—	2,702
Film and television costs - net	14,352	14,827
Non-current assets from discontinued operations	926	1,333
Deferred income taxes - noncurrent	—	1,733
Other assets - net (includes related party amounts of $4,265 and $2,664, respectively)	12,024	8,743
Total assets	$151,079	$181,395

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current liabilities:
Due to licensors	$4,420	$6,536
Accounts payable and accrued expenses	14,969	14,317
Current liabilities from discontinued operations	—	20
Deferred revenue	2,984	5,014
Total current liabilities	22,373	25,887

Deferred rent	618	771
Total liabilities	22,991	26,658

Commitments and contingencies
Stockholders’ equity
Preferred stock, $.01 par value - authorized, 3,000,000 shares; none issued	—	—
Common stock, $.01 par value - authorized, 40,000,000 shares; issued, 15,099,812 and 14,933,218 shares; outstanding 13,332,207 and 13,183,218 shares in 2007 and 2006, respectively	151	149
Additional paid-in capital	63,679	62,859
Accumulated other comprehensive (loss) income	(2,562)	1,329
Retained earnings	100,323	123,649
	161,591	187,986
Less cost of 1,767,605 and 1,750,000 treasury shares in 2007 and 2006, respectively	33,503	33,249
	128,088	154,737
Total liabilities and stockholders’ equity	$151,079	$181,395

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

(In thousands of dollars, except share data)

	2007	2006	2005

Net revenues	$55,609	$71,781	$80,607

Costs and expenses:
Selling, general and administrative	44,180	39,155	33,835
Production service costs	7,195	11,259	8,851
Cost of sales of trading cards	352	—	—
Amortization of television and film costs	8,179	8,041	9,790
Amortization of 4Kids TV broadcast fee	21,472	22,462	26,408
Total costs and expenses	81,378	80,917	78,884

(Loss) Income from operations	(25,769)	(9,136)	1,723

Interest income	5,281	4,143	2,834
Gain on sale of investment in equity securities	—	—	234
Total other income	5,281	4,143	3,068

(Loss) income before income taxes	(20,488)	(4,993)	4,791

(Provision for) benefit from income taxes	(2,436)	3,506	(1,762)

Loss from unconsolidated operations –
net of a tax benefit	—	(280)	—
Loss on previously unconsolidated affiliate	(498)	—	—
Minority interest	96	39	—

(Loss) income from continuing operations	(23,326)	(1,728)	3,029

Income from discontinued operations	—	722	2,040

Net (loss) income	$(23,326)	$(1,006)	$5,069

Per share amounts:
Basic (loss) earnings per common share
Continuing operations	$(1.77)	$(0.13)	$0.23
Discontinued operations	—	0.05	0.16
Basic (loss) earnings per common share	$(1.77)	$(0.08)	$0.39

Diluted (loss) earnings per common share
Continuing operations	$(1.77)	$(0.13)	$0.22
Discontinued operations	—	0.05	0.15
Diluted (loss) earnings per common share	$(1.77)	$(0.08)	$0.37

Weighted average common shares
outstanding - basic	13,209,495	13,104,051	13,115,687
Weighted average common shares
outstanding - diluted	13,209,495	13,104,051	13,536,830